Termination of the Amended 1995 Employee Stock Purchase Plan
On September 20, 2007, the Board of Directors of RTW, Inc. adopted the following resolutions
     WHEREAS, the Company has established, and the shareholders have approved, the RTW, Inc. 1995 Employee Stock Purchase Plan (“ESPP”), which is intended to qualify under Section 423 and 421 of the Code, which ESPP was last amended by the Board on April 27, 2005 and the amendment was approved by the shareholders on June 15, 2005; and
     WHEREAS, the 2007 Phase of the Plan would otherwise end as of April 15, 2008, at which time the Company would immediately exercise all options on behalf of any optionee who has not withdrawn from the ESPP and will issue to such optionee the number of whole shares of common stock purchased with the amount set aside on the optionee’s behalf, and
     WHEREAS, Section 12.2 of the Merger Agreement provides that the Company will terminate the 2007 Phase of the ESPP immediately prior to the earlier of the Effective Time of the Merger or December 31, 2007; and
     WHEREAS, Section 2(i) of the ESPP reserves to the Board the discretion to designate the Termination Date of any Phase of the ESPP; and
     WHEREAS, Section 3(b) of the ESPP reserves to the Committee the discretion to determine the length of time of each Phase of the ESPP;
     THEREFORE, BE IT RESOLVED, that: (1) the Termination Date of the 2007 Phase of the ESPP be and hereby is the final payroll payment date immediately prior to the earlier of the Effective Time of the Merger or December 31, 2007; and (2) then outstanding options under the 2007 Phase of the ESPP will be immediately exercised as of the Termination Date for that whole number of Shares that may be purchased based on amount of each Participant’s accumulated payroll withholdings as of the Termination Date, and that any amount not used to purchase Shares shall be returned to the Participant without interest; and (3) the Shares issued as a result of the exercise of the options under the ESPP be considered as outstanding as of the Effective Time of the Merger for purposes of receiving the Merger Consideration; and
     FURTHER RESOLVED, that pursuant to the authority reserved to the Board under Section 12 of the ESPP, the ESPP be and hereby is amended to provide that no further Phases will commence after the Termination Date for the 2007 Phase; and
     FURTHER RESOLVED, that, subject to the rights of the participants as set forth in the resolutions above, the ESPP be and hereby is terminated effective as of the Effective Date of the Merger, and that any and all common stock reserved under the ESPP as of the Effective Date of the Merger, shall be cancelled, withdrawn and no longer available for issuance under the ESPP.